SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c) and (d) and

Amendments Thereto Filed Pursuant to § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No. )*

Maplebear Inc.

(Name of Issuer)

Class A Common Stock, par value $0.0001 per share

(Title of Class of Securities)

565394103**

(CUSIP Number)

December 31, 2023

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**	This CUSIP number applies to the Issuer’s Class A Common Stock.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL USV XIV HOLDCO, LTD. (“SEQUOIA CAPITAL USV XIV HOLDCO”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 25,726,519
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 25,726,519

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,726,519
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.2%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 280,215,950 shares of Class A common stock as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2023.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND VI, L.P. (“SEQUOIA CAPITAL U.S. GROWTH FUND VI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,744,206
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,744,206

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,744,206
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.7%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 280,215,950 shares of Class A common stock as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2023.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND, L.P. (“SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 308,013
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 308,013

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 308,013
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 280,215,950 shares of Class A common stock as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2023.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND II, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH FUND II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,405,162
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,405,162

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,405,162
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.6%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 280,215,950 shares of Class A common stock as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2023.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, L.P. (“SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 68,020
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 68,020

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,020
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 280,215,950 shares of Class A common stock as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2023.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND VII, L.P. (“SEQUOIA CAPITAL U.S. GROWTH FUND VII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,774,756
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,774,756

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,774,756
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 280,215,950 shares of Class A common stock as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2023.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND, L.P. (“SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 164,955
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 164,955

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 164,955
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 280,215,950 shares of Class A common stock as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2023.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND III - ENDURANCE PARTNERS, L.P. (“SC GGF III ”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 351,374
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 351,374

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 351,374
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 280,215,950 shares of Class A common stock as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2023.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL US/E EXPANSION FUND I, L.P. (“SC US/E EXPANSION FUND I”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,000,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,000,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 280,215,950 shares of Class A common stock as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2023.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL US/E EXPANSION FUND I MANAGEMENT, L.P. (“SC US/E EXPANSION FUND I MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,000,000 Shares of which 1,000,000 shares are directly owned by SC US/E EXPANSION FUND I. The general partner of SC US/E EXPANSION FUND I is SC US/E EXPANSION FUND I MGMT.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,000,000 Shares of which 1,000,000 shares are directly owned by SC US/E EXPANSION FUND I. The general partner of SC US/E EXPANSION FUND I is SC US/E EXPANSION FUND I MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 280,215,950 shares of Class A common stock as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2023.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. VENTURE FUND XIV, L.P. (“SC U.S. VENTURE FUND XIV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

25,726,519 shares, of which 25,726,519 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

25,726,519 shares, of which 25,726,519 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,726,519
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.2%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 280,215,950 shares of Class A common stock as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2023.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV, L.P. (“SC U.S. VENTURE PARTNERS FUND XIV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

25,726,519 shares, of which 25,726,519 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

25,726,519 shares, of which 25,726,519 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,726,519
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.2%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 280,215,950 shares of Class A common stock as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2023.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), L.P. (“SC U.S. VENTURE FUND XIV (Q)”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

25,726,519 shares, of which 25,726,519 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

25,726,519 shares, of which 25,726,519 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,726,519
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.2%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 280,215,950 shares of Class A common stock as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2023.

1	NAME OF REPORTING PERSON SC U.S. VENTURE XIV MANAGEMENT, L.P. (“SC U.S. VENTURE XIV MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

25,726,519 shares, of which 25,726,519 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO. The General Partner of each of SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q) is SC U.S. VENTURE XIV MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

25,726,519 shares, of which 25,726,519 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO. The General Partner of each of SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q) is SC U.S. VENTURE XIV MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,726,519
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.2%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 280,215,950 shares of Class A common stock as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2023.

1	NAME OF REPORTING PERSON SC U.S. GROWTH VI MANAGEMENT, L.P. (“SC U.S. GROWTH VI MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

5,052,219 shares, of which 4,744,206 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI and 308,013 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

5,052,219 shares, of which 4,744,206 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI and 308,013 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,052,219
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.8%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 280,215,950 shares of Class A common stock as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2023.

1	NAME OF REPORTING PERSON SC GLOBAL GROWTH II MANAGEMENT, L.P. (“SC GLOBAL GROWTH II MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

4,473,182 shares, of which 4,405,162 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and 68,020 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH FUND II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

4,473,182 shares, of which 4,405,162 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and 68,020 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH FUND II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,473,182
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.6%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 280,215,950 shares of Class A common stock as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2023.

1	NAME OF REPORTING PERSON SCGGF III – U.S./INDIA MANAGEMENT, L.P. (“SCGGF III – U.S./INDIA MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,217,532
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,217,532

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,217,532
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 280,215,950 shares of Class A common stock as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2023.

1	NAME OF REPORTING PERSON SC U.S. GROWTH VII MANAGEMENT, L.P. (“SC U.S. GROWTH VII MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

1,939,711 shares, of which 1,774,756 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VII and 164,955 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

1,939,711 shares, of which 1,774,756 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VII and 164,955 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,939,711
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 280,215,950 shares of Class A common stock as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2023.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND III – ENDURANCE PARTNERS MANAGEMENT, L.P. (“SC GGF III MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 351,374 shares, of which 351,374 shares are directly owned by SC GGF III. The general partner of SC GGF III is SC GGF III MGMT.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 351,374 shares, of which 351,374 shares are directly owned by SC GGF III. The general partner of SC GGF III is SC GGF III MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 351,374
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 280,215,950 shares of Class A common stock as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2023.

1	NAME OF REPORTING PERSON SC US (TTGP), LTD. (“SC US (TTGP)”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

39,760,537 shares, of which 25,726,519 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO, 4,744,206 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI, 308,013 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND, 592,842 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND, 21,500 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, 4,405,162 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, 68,020 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, 1,217,532 shares are directly owned by SCGGF III – U.S./INDIA MANAGEMENT, 1,774,756 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VII 164,955 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND, 351,374 shares are directly owned by SC GGF III and 1,000,000 shares are directly owned by SC US/E EXPANSION FUND I. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO. The General Partner of each of SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q) is SC U.S. VENTURE XIV MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH VII PIRNCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT. The general partner of SC GGF III is SC GGF III MGMT. The general partner of SC US/E EXPANSION FUND I is SC US/E EXPANSION FUND I MGMT. SC US TTGP is the General Partner of SC U.S. VENTURE XIV MANAGEMENT, SC U.S. GROWTH VI MANAGEMENT, SC GLOBAL GROWTH II MANAGEMENT, SCGGF III- U.S./INDIA MANAGEMENT, SC U.S. GROWTH VII MANAGEMENT, SC GGF III MGMT and SC US/E EXPANSION FUND I MGMT.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

39,760,537 shares, of which 25,726,519 shares are directly owned by SEQUOIA CAPITAL USV XIV HOLDCO, 4,744,206 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VI, 308,013 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND, 592,842 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND, 21,500 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH PRINCIPALS FUND, 4,405,162 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, 68,020 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, 1,217,532 shares are directly owned by SCGGF III – U.S./INDIA MANAGEMENT, 1,774,756 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VII 164,955 shares are directly owned by SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND, 351,374 shares are directly owned by SC GGF III and 1,000,000 shares are directly owned by SC US/E EXPANSION FUND I. SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO. The General Partner of each of SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q) is SC U.S. VENTURE XIV MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND is SC U.S. GROWTH VI MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH VII PIRNCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT. The general partner of SC GGF III is SC GGF III MGMT. The general partner of SC US/E EXPANSION FUND I is SC US/E EXPANSION FUND I MGMT. SC US TTGP is the General Partner of SC U.S. VENTURE XIV MANAGEMENT, SC U.S. GROWTH VI MANAGEMENT, SC GLOBAL GROWTH II MANAGEMENT, SCGGF III- U.S./INDIA MANAGEMENT, SC U.S. GROWTH VII MANAGEMENT, SC GGF III MGMT and SC US/E EXPANSION FUND I MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,760,537
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.2%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 280,215,950 shares of Class A common stock as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2023.

1	NAME OF REPORTING PERSON DOUGLAS LEONE (“DL”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

6,042,088, of which 4,405,162 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, 68,020 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, 1,217,532 shares are directly owned by SCGGF III – U.S./INDIA MANAGEMENT and 351,374 shares are directly owned by SCGGF III. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. The General Partner of SC GGF III is SC GGF III MGMT. The General Partner of each of SC GLOBAL GROWTH II MANAGEMENT, SCGGF III – U.S./INDIA MANAGEMENT and SC GGF III MGMT. is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, SCGGF III – U.S./INDIA MANAGEMENT and SC GGF III MGMT. are Messrs. DL and RB.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

6,042,088, of which 4,405,162 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, 68,020 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, 1,217,532 shares are directly owned by SCGGF III – U.S./INDIA MANAGEMENT and 351,374 shares are directly owned by SCGGF III. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. The General Partner of SC GGF III is SC GGF III MGMT. The General Partner of each of SC GLOBAL GROWTH II MANAGEMENT, SCGGF III – U.S./INDIA MANAGEMENT and SC GGF III MGMT. is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, SCGGF III – U.S./INDIA MANAGEMENT and SC GGF III MGMT. are Messrs. DL and RB.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.2%1
12	TYPE OF REPORTING PERSON IN

1

Based on a total of 280,215,950 shares of Class A common stock as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2023.

1	NAME OF REPORTING PERSON ROELOF BOTHA (“RB”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

SHARED VOTING POWER

6,042,088, of which 4,405,162 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, 68,020 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND , 1,217,532 shares are directly owned by SCGGF III – U.S./INDIA MANAGEMENT and 351,374 shares are directly owned by SCGGF III. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. The General Partner of SC GGF III is SC GGF III MGMT. The General Partner of each of SC GLOBAL GROWTH II MANAGEMENT, SCGGF III – U.S./INDIA MANAGEMENT and SC GGF III MGMT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, SCGGF III – U.S./INDIA MANAGEMENT and SC GGF III MGMT are Messrs. DL and RB.

	7	SOLE DISPOSITIVE POWER 0
	8

SHARED DISPOSITIVE POWER

6,042,088, of which 4,405,162 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, 68,020 shares are directly owned by SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND , 1,217,532 shares are directly owned by SCGGF III – U.S./INDIA MANAGEMENT and 351,374 shares are directly owned by SCGGF III. The General Partner of each of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. The General Partner of SC GGF III is SC GGF III MGMT. The General Partner of each of SC GLOBAL GROWTH II MANAGEMENT, SCGGF III – U.S./INDIA MANAGEMENT and SC GGF III MGMT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND II, SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, SCGGF III – U.S./INDIA MANAGEMENT and SC GGF III MGMT are Messrs. DL and RB.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.2%1
12	TYPE OF REPORTING PERSON IN

1

Based on a total of 280,215,950 shares of Class A common stock as of October 31, 2023, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2023.

ITEM 1.

(a) Name of Issuer:

Maplebear Inc.

(b) Address of Issuer’s Principal Executive Offices:

50 Beale Street, Suite 600

San Francisco, California 94105

ITEM 2.

(a) Name of Persons Filing:

Sequoia Capital USV XIV Holdco, Ltd.

Sequoia Capital U.S. Growth Fund VI, L.P.

Sequoia Capital U.S. Growth Principals VI Fund, L.P. Sequoia Capital Global Growth Fund II, L.P.

Sequoia Capital Global Growth II Principals Fund, L.P.

Sequoia Capital U.S. Growth Fund VII, L.P.

Sequoia Capital U.S. Growth VII Principals Fund, L.P.

Sequoia Capital Global Growth Fund III – Endurance Partners, L.P.

Sequoia Capital US/E Expansion Fund I, L.P.

Sequoia Capital US/E Expansion Fund I Management, L.P.

Sequoia Capital U.S. Venture Fund XIV, L.P

Sequoia Capital U.S. Venture Partners Fund XIV, L.P.

Sequoia Capital U.S. Venture Partners Fund XIV (Q), L.P.

SC U.S. Venture XIV Management, L.P.

SC U.S. Growth VI Management, L.P.

SC Global Growth II Management, L.P.

SCGGF III – U.S./India Management, L.P.

SC U.S. Growth VII Management, L.P.

Sequoia Capital Global Growth Fund III – Endurance Partners Management, L.P.

SC US (TTGP), Ltd.

Douglas Leone

Roelof Botha

SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), together, own 100% of the outstanding shares of SEQUOIA CAPITAL USV XIV HOLDCO. The General Partner of each of SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV and SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q) is SC U.S. VENTURE XIV MANAGEMENT. The General Partner of SC U.S. VENTURE XIV MANAGEMENT is SC US (TTGP).

The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VI and SEQUOIA CAPITAL U.S. GROWTH VI PRINCIPALS FUND is SC U.S. GROWTH VI MANAGEMENT. The General Partner of SC U.S. GROWTH VI MANAGEMENT is SC US (TTGP).

The General Partner of SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND is SC GLOBAL GROWTH II MANAGEMENT. The General Partner of SC GLOBAL GROWTH II MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL GLOBAL GROWTH FUND II and SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND are Messrs. DL and RB.

The General Partner of SCGGF III – U.S./INDIA MANAGEMENT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SCGGF III – U.S./INDIA MANAGEMENT are Messrs. DL and RB.

The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT. The General Partner of SC U.S. GROWTH VII MANAGEMENT is SC US (TTGP).

The General Partner of SC GGF III is SC GGF III MGMT. The General Partner of SC GGF III MGMT is SC US (TTGP). The directors and stockholders of SC US (TTGP) who exercise voting and investment discretion with respect to the shares held by SC GGF III MGMT are Messrs. DL and RB.

The General Partner of SC US/E EXPANSION FUND I is SC US/E EXPANSION FUND I MGMT. The General Partner of SC US/E EXPANSION FUND I MGMT is SC US (TTGP).

(b) Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

(c) Citizenship:

SEQUOIA CAPITAL USV XIV HOLDCO, SEQUOIA CAPITAL U.S. GROWTH FUND VI, SEQUOIA CAPITAL U.S. GROWTH PRINCIPALS VI FUND, SEQUOIA CAPITAL GLOBAL GROWTH FUND II, SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, SEQUOIA CAPITAL U.S. GROWTH FUND VII, SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND, SC GGF III, SC US/E EXPANSION FUND I, SC US/E EXPANSION FUND I MGMT, SEQUOIA CAPITAL U.S. VENTURE FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV, SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), SC U.S. VENTURE XIV MANAGEMENT, SC U.S. GROWTH VI MANAGEMENT, SC GLOBAL GROWTH II MANAGEMENT, SCGGF III – U.S./INDIA MANAGEMENT, SC U.S. GROWTH VII MANAGEMENT, SC GGF III MGMT, SC US (TTGP): Cayman Islands

DL, RB: USA

(d) CUSIP No.: 565394103

ITEM 3.

If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	OWNERSHIP

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2024

Sequoia Capital USV XIV Holdco, Ltd.

By:	Sequoia Capital U.S. Venture Fund XIV, L.P.
Sequoia Capital U.S. Venture Partners Fund XIV, L.P.
Sequoia Capital U.S. Venture Partners Fund XIV (Q), L.P.
its Members

By:	SC U.S. Venture XIV Management, L.P.
the General Partner of each Member

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital U.S. Growth Fund VI, L.P.

By:	SC U.S. Growth VI Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital U.S. Growth Principals VI Fund, L.P.

By:	SC U.S. Growth VI Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Global Growth Fund II, L.P.

By:	SC Global Growth II Management, L.P. its General Partner

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Global Growth II Principals Fund, L.P.

By:	SC Global Growth II Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital U.S. Growth Fund VII, L.P.

By:	SC U.S. Growth VII Management, L.P. its General Partner

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital U.S. Growth VII Principals Fund, L.P.

By:	SC U.S. Growth VII Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd. its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Global Growth Fund III - Endurance Partners, L.P.

By:	Sequoia Capital Global Growth Fund III – Endurance Partners Management, L.P. its Manager

By:	SC US (TTGP), Ltd. its General Partner

/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital US/E Expansion Fund I, L.P.

By:	Sequoia Capital US/E Expansion Fund I, L.P. Management, L.P. its General Partner

By:	SC US (TTGP), Ltd. its General Partner

/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital US/E Expansion Fund I, L.P. Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital U.S. Venture Fund XIV, L.P.

By:	SC U.S. Venture XIV Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital U.S. Venture Partners Fund XIV, L.P.

By:	SC U.S. Venture XIV Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital U.S. Venture Partners Fund XIV (Q), L.P.

By:	SC U.S. Venture XIV Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

SC U.S. Venture XIV Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

SC U.S. Growth VI Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

SC Global Growth II Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

SCGGF III – U.S./India Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

SC U.S. Growth VII Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Global Growth Fund III – Endurance Partners Management, L.P.

By:	Sequoia Capital Global Growth Fund III – Endurance Partners Management, L.P. its General Partner

By:	SC US (TTGP), Ltd. its General Partner

/s/ Roelof Botha
Roelof Botha, Authorized Signatory

SC US (TTGP), Ltd.

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Douglas Leone

By:	/s/ Douglas Leone
Douglas Leone

Roelof Botha

By:	/s/ Roelof Botha